Exhibit 10.6
EXECUTION VERSION
ALLOGENE THERAPEUTICS, INC.
CONSULTING AGREEMENT
This agreement (“Agreement”) is made effective as of August 9, 2018 (“Effective Date”) by and between Allogene Therapeutics, Inc., a Delaware corporation (together with its affiliates and subsidiaries, “Allogene”), having a principal place of business at 270 Littlefield Ave, South San Francisco, CA 94080, and Bello Capital, LLC (“Consultant”), having an address at 2049 Century Park East, Suite 1940, Los Angeles, CA 90067.
1.Nature of Consulting Services. Consultant will perform the services described in Exhibit A attached hereto and incorporated herein (“Services”) for Allogene under this Agreement. All Services provided hereunder shall be performed by Arie Belldegrun, M.D. (“BelIdegrun”). Consultant agrees that during the term of this Agreement Consultant will continue to employ Belldegrun and ensure that Belldegrun provides Services to Allogene under the terms and conditions of this Agreement.
2.Delivery of Consulting Services
(a)Consultant will provide all equipment, supplies and materials required for Consultant’s performance of the Services
(b)Consultant shall use its’ commercially reasonable efforts, and shall instruct Belldegrun, to segregate work performed under this Agreement from work performed by Consultant for any other third party so as to minimize any conflicts with non-disclosure obligations disclosure or ownership of rights under any Work Product (as defined in Section 5 herein) or Confidential Information (as defined in Section 4 herein).
3.Compensation and Reimbursement
(a)Subject to the terms and conditions of this Agreement, Allogene will pay Consultant $26,250.00 per month in arrears beginning June 25, 2018 for performance of the Services, which monthly amount is subject to increase on an annual basis upon written agreement between Consultant and Allogene. Such amount shall be prorated for any month to the extent that Consultant provides the Services for only a portion of such month as a result of the Services commencing or terminating in the middle of a month in accordance with the terms of this Agreement.
(b)In Allogene’s sole discretion, Consultant may earn an annual consultation performance award in an amount for any calendar year equal to a maximum of 60% of the aggregate amount of compensation payable to Consultant pursuant to Section 3(a) in such calendar year (the “Performance Award”). The Performance Award shall be based upon Allogene’s assessment of Consultant’s performance of the Services and, if awarded, shall be paid to Consultant no later than March 15 of the calendar year immediately following the applicable calendar year for the Performance Award.
(c)Consultant will submit invoices referencing this Agreement to Allogene at the following address (or at such other address as may be notified by Consultant in writing from time to time):
Allogene Therapeutics, Inc.
Attention: invoices@allogene.com
270 Littlefield Ave.
South San Francisco, CA 94080
Consultant shall include in each invoice the amounts for Services performed as described in Section 3(a) and any reimbursable expenses pursuant to Section 3(e) and, if applicable, Section 3(f).
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(d)Allogene will make payments on invoices by check (within thirty (30) days of receipt of invoice, if applicable), payable to Consultant, with reference to this Agreement at the following address (or at such other address as may be notified by Consultant in writing from time to time).
Bellco Capital, LLC
Attention. Esther Wynter
2049 Century Park East
Suite 1940
Los Angeles, CA 90067
(e)Allogene shall reimburse Consultant for reasonable and documented out of pocket expenses incurred by Consultant or Belldegrun in connection with arranging for, or the performing of, the Services, including, but not limited to, business class airfare, hotel accommodations, meals, mileage reimbursement at Allogene’s standard rate for personal car use. ground transportation, cell phone expenses, office supplies, couriers, telephone calls, and facsimiles Consultant shall provide Allogene evidence in the form of receipts or equivalents. of such out of pocket expenses substantially concurrently with the submission of the relevant invoice
(f)In addition to the reimbursable amounts provided in Section 3(e), on or promptly following January 1, 2020, Allogene and Consultant agree to negotiate in good faith regarding Allogene providing an additional monthly reimbursement to Consultant to cover Belldegrun’s reasonable health insurance costs Any such agreed reimbursement shall apply retroactively to January 1. 2020.
(g)Allogene and Consultant acknowledge and agree that Allogene’s payments to Consultant under this Agreement constitute fair market value for the Services performed by Consultant.
(h)Consultant understands and agrees that Allogene may be required to post or report to government entities all fees and expenses paid to Consultant under this Agreement. Consultant further agrees to provide, at Allogene’s reasonable request any information necessary for Allogene to make such a required posting or reporting
4.Confidentiality
(a)“Confidential Information” means all nonpublic information related to a party or its representatives disclosed in oral, written, electronic or other tangible form or otherwise learned by the other party under this Agreement, including but not limited to, the existence of this Agreement or any of its terms (including without limitation, the therapeutic areas of interest and the nature of the Services to be performed), and, with respect to Allogene, information relating to Allogene’s research, development preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; Work Product (as defined in Section 5); business, products, marketing, sales. scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to Allogene. ‘Confidential Information” shall not include any information that:
(i)a party knew prior to learning such Confidential Information under this Agreement, as demonstrated by written records predating the date such Confidential Information was disclosed under this Agreement;
(ii)is now, or becomes in the future, publicly available other than by an act or omission of a party in violation of this Agreement;
(iii)a third party discloses to a party, which disclosure such party knew, or should have known, was made without any restriction on disclosure or breach of confidentiality obligations to which such third party is subject; or

(iv)a party independently develops without use of or reference to Confidential Information, as demonstrated by such party’s independent written records contemporaneous with such development.
(b)During the term of this Agreement and until five (5) years after the expiration or termination of this Agreement, each party
(i)shall not use Confidential Information other than solely as necessary in connection with the Services;
(ii)will hold Confidential Information in strictest confidence and shall not disclose Confidential Information to others,
(iii)will protect the confidentiality of Confidential Information using at least the same level of efforts and measures used to protect such party’s own valuable confidential information, and at least commercially reasonable efforts and measures, including without limitation, limiting access to Confidential Information as necessary in connection with the Services, and
(iv)will notify the other party as promptly as practicable of any unauthorized use or disclosure of Confidential Information of which such party becomes aware.
(c)Notwithstanding Section 4(b) above, each party may disclose Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, provided that such party (i) first gives prompt written notice of such disclosure requirement to the other party so as to enable the other party to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at the other party’s request in any such efforts by the other party.
(d)Upon the earlier of the completion of this Agreement or either party’s request for any reason, the other party will (i) immediately cease all use of all Confidential Information and (ii) promptly, at the requesting party’s instruction, either return to the requesting party or destroy all Confidential Information, including any copies, extracts, summaries, or derivative works containing Confidential Information, and certify in writing to the requesting party the completion of such return and/or destruction, provided, however, that each party may retain one copy of this Agreement solely for the purpose of monitoring such party’s surviving obligations under this Agreement. Each party shall not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by their automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.
(e)Each party retains all right, title and interest in and to Confidential Information related to it This Agreement does not and shall not be construed to give either party any right or license, by implication or otherwise, to any Confidential Information or any intellectual property or other rights owned by or licensed to the other party, except the right to use Confidential Information solely in connection with the Services. Each party may freely transfer, disclose and/or use its Confidential Information for its or others purposes.
(f)Each party acknowledges that any actual or threatened breach of this Section 4 will cause the other party immediate and irreparable harm that cannot be adequately compensated by monetary damages, and therefore agrees that it shall not be required to demonstrate irreparable harm in order to seek or obtain temporary equitable relief in aid or arbitration for actual or threatened breach of this Agreement.
(g)Each party agrees not to bring to the other party, or to use in connection with the Services, any materials or documents obtained by such from a third party subject to confidentiality obligations, unless such materials or documents are generally available to the public or such party has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Each party shall not breach any obligation of confidentiality that such party has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement
5.Intellectual Property. “Work Product,” as used in this Agreement, means, without limitation, all trade secrets, inventions, ideas, processes, formulas, compounds, assays, data, programs, software, works of authorship. know-how: improvements, discoveries, developments, drawings, designs, reports, techniques and other creations (in each case whether or not patentable) that is generated, conceived, made, reduced to practice or otherwise developed by Consultant. whether alone or jointly with others, in the performance of the Services Work Product shall be the sole and exclusive property of Allogene and Consultant disclaims any rights to Work Product Consultant hereby irrevocably assigns to Allogene all right, title and interest worldwide in and to Work Product and all applicable intellectual and proprietary property rights in and to such Work Product, including without limitation, copyrights, trademarks, trade secrets and patents, whether existing now or in the future. Consultant agrees that Consultant has no right to use any Work Product except as necessary to perform the Services. Consultant hereby grants to Allogene an irrevocable power of attorney to execute on Consultant’s behalf patent, trademark or copyright applications and any other documents required to protect enforce or perfect Allogene’s right, title and interest in and to such Work Product.
6.Consultant Representation and Warranties. Consultant represents and warrants to Allogene that:
(a)Authority. Consultant has the full right, power and authority to enter into this Agreement and perform Consultant’s obligations hereunder without the consent of any third party and without breach of any agreements with. or obligations to any third party
(b)Performance of Services. Consultant will perform the Services to the best of Consultant’s ability (t) in a professional manner consistent with academic, scientific and industry standards; (ii) in accordance with the standard of care customarily observed with regard to such Services; and (iii) in accordance with Allogene’s code of conduct and core values and all federal, state and local laws, rules and regulations which relate to or govern the activities contemplated by this Agreement.
(c)Use of Information. To Consultant’s knowledge, Allogene may freely use, practice. reproduce, distribute, make and sell all Work Product that Consultant conveys or provides hereunder. without restriction and without infringing or misappropriating any third party (e.g., a university or corporation) intellectual property or other rights
(d)Transfer of Intellectual Property. Consultant will not grant, transfer, assign or convey directly or indirectly, any right, title or interest in or to any Work Product to any third party.
(e)Fraud and Abuse and Related Sanctions. Consultant has not been, and during the term of this Agreement shall not be debarred, excluded or suspended from participation in any federal or state health care program. Consultant represents and warrants that Consultant has not been, and during the term of this Agreement shall not be. debarred or convicted of a crime for which a person can be debarred under 21 U S.C. § 335a. nor threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred.
(f)Anticorruption. Neither Consultant, nor any of its affiliates, nor any of their respective directors, officers, employees or agents (all of the foregoing, including affiliates collectively, “Consultant’s Representatives”) has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (such act, including the rules and regulations thereunder, the -FCPA-), the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions adopted by the Negotiating Conference of the Organisation for Economic Co-operation and Development on 21 November 1997 (such convention, including the rules and regulations thereunder, the “OECD Convention”), the U.K. Bribery Act of 2010 (“Bribery Act”), or any other applicable anti-bribery or anticorruption laws, rules or regulations (collectively with the FCPA, the OECD Convention and the Bribery Act_ the “Anticorruption Laws”). Consultant and Consultant’s Representatives have conducted and will conduct their businesses in compliance with the Anticorruption Laws. Consultant has and will have necessary procedures in place to prevent bribery and corrupt conduct by Consultant’s Representatives. Without limiting any other remedies at law or at equity, Allogene may, at Allogene’s sole discretion, terminate this Agreement for any violation of the Anticorruption Laws, in accordance with Allogene’s contractual rights.
(g)No Other Restrictive Arrangement. Consultant has not entered and will not enter into any agreement with or obligation to a third party (e.g., a university or corporation) materially inconsistent, incompatible, or conflicting with its obligations under this Agreement.
(h)Breach of Representations and Warranties Consultant covenants that Consultant will notify Allogene in the event any representation or warranty by Consultant set forth in this Agreement shall no longer be true. correct or complete within five business days of becoming aware of such representation or warranty no longer being true, correct or complete.
7.Allogene Representation and Warranties. Allogene represents and warrants to Consultant that:
(a)Authority. Allogene has the full right, power and authority to enter into this Agreement and perform Allogene’s obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to, any third party.
(b)Performance of Services. Allogene covenants that it will use its commercially reasonable efforts to provide Consultant with all documentation access to personnel and information reasonably necessary for Consultant to perform the Services.
(c)Anticorruption. Neither Allogene, nor any of its affiliates, nor any of their respective directors, officers. employees or agents (all of the foregoing, including affiliates collectively, “Allogene’s Representatives”) has taken any action, directly or indirectly: that would result in a violation by such persons of the Anticorruption Laws. Allogene and Allogene s Representatives have conducted and will conduct their businesses in compliance with the Anticorruption Laws Allogene has and will have necessary procedures in place to prevent bribery and corrupt conduct by Allogene s Representatives. Without limiting any other remedies at law or at equity, Consultant may: at Consultant’s sole discretion terminate this Agreement for any violation of the Anticorruption Laws in accordance with Consultant’s contractual rights.
(d)No Other Restrictive Arrangement. Allogene has not entered and will not enter into any agreement with or obligation to a third party (e.g., a university or corporation) materially inconsistent, incompatible, or conflicting with its obligations under this Agreement.
(e)Breach of Representations and Warranties. Allogene covenants that Allogene will notify Consultant in the event any representation or warranty by Allogene set forth in this Agreement shall no longer be true, correct or complete within five business days of becoming aware of such representation or warranty no longer being true, correct or complete.
8.Indemnification. Each party will defend, indemnify and hold harmless the other party, its officers, directors, employees, sublicensees, customers and agents from and against any and all lasses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) resulting from third party claims, demands, suits or proceedings arising out of an actual or alleged material breach of this Agreement; provided that the foregoing indemnification rights will not be available to the extent that a final non-appealable judgment of a court of competent jurisdiction has established that such Losses arose on account of the other party’s gross negligence or willful misconduct. Each party will notify the other party promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss: and the potentially indemnifying party may control defense and settlement thereof provided it does so diligently, in good faith, and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying party’s request and expense and may participate at its own expense using its own counsel.
9.Arbitration. The parties recognize that disputes may arise between Consultant and Allogene or their related parties, and that those differences may or may not be related to Consultant’s Services under this Agreement. All such disputes will be resolved by means of binding arbitration as set forth below.

(a)Applicable Law. The Federal Arbitration Act will govern the interpretation and enforcement of the parties’ agreement to arbitrate. To the extent that the Federal Arbitration Act is inapplicable, the arbitration law of the state in which Consultant provides or last provided Services to Allogene will apply.
(b)Claims Subject to Arbitration. Consultant and Allogene agree to arbitrate all claims or controversies (“Claims”) arising out of Consultant’s Services under this Agreement, that Allogene may have against (i) Consultant; (ii) Consultants officers, directors, employees or agents in their capacity as such or otherwise; (iii) Consultants, parent, subsidiary and affiliated entities; (4) Consultant’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents; and/or (5) all successors and assigns of any of them or that Consultant may have against any of the following: (1) Allogene; (2) Allogene’s officers, directors, employees or agents in their capacity as such or otherwise; (3) Allogene’s parent, subsidiary and affiliated entities (4) Allogene’s benefit plans or the plans’ sponsors, fiduciaries. administrators, affiliates and agents, and/or (5) all successors and assigns of any of them. The only Claims that are arbitrable are those that are justiciable under applicable federal, state or local law. Arbitrable Claims include but are not limited to contract claims. tort claims, and claims for violation of any federal, state, or other governmental law. statute (including anti-discrimination statutes), regulation, or ordinance, except for any claims that are not arbitrable as a matter of law. The parties agree they will not initiate or prosecute any lawsuit in any way related to any claim covered by this agreement to arbitrate. other than one seeking temporary equitable relief in aid of arbitration. For any lawsuit seeking temporary equitable relief in aid of arbitration. where such an action otherwise is available by law, the parties consent to the personal jurisdiction of the state and federal courts located in the county (or comparable governmental unit) in which Consultant last provided Services to Allogene.
(c)Single-Claimant Arbitration Only. To the maximum extent permitted by law, Consultant and Allogene hereby waive any right to bring on behalf of other persons or entities, or to otherwise participate with other persons or entities in, any class, collective, or representative action (including but not limited to any representative action under the California Private Attorneys General Act (“PAGA”), or other federal, state or local statute or ordinance of similar effect) Consultant understands, however, that to the maximum extent permitted by law Consultant retains the right to bring claims in arbitration. If a court adjudicating a case involving Allogene and Consultant were to determine that there is an unwaivable right to bring a PAGA representative action, any such representative action shall be brought only in court, and not in arbitration.
(d)Time Limits for Commencing Arbitration and Required Notice of All Claims. The party asserting a Claim (the “Claimant”) must give written notice of any claim to the party against whom the Claim is asserted (the “Respondent”) not later than the expiration of the statute of limitations that the law prescribes for the Claim. Otherwise, the Claim will be deemed waived. The filing of a government complaint will not extend the statute of limitations for presenting any Claim to arbitration. The parties acknowledge that they are encouraged to give written notice of any Claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly. The written notice will identify and describe the nature of all Claims asserted, the facts upon which such Claims are based, and the relief or remedy sought. The notice will be sent to the Respondent by certified or registered mail, return receipt requested
(e)Place of Arbitration. The arbitration will take place in the county (or comparable governmental unit) in which Consultant last provided Services to Allogene, and no dispute affecting Consultant’s rights or responsibilities will be adjudicated in any other venue or forum.
(f)Arbitration Procedures. The arbitration will be held under the auspices of Judicial Arbitration & Mediation Services (“J•A•M•S”). The arbitration shall be held in accordance with its then-current Comprehensive Arbitration Rules & Procedures (and no other J•A•M•S rules), which are currently available at http://www.jamsadr.com/rules-download-rules Consultant understands that, upon request, Allogene will supply Consultant with a copy of the J•A•M•S rules. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

(g)Arbitration Fees and Costs. Allogene will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if Consultant is the Claimant, Consultant will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Consultant last provided Services to Allogene. Each party will pay in the first instance the party’s own attorneys’ fees and costs, if any. However, if any party prevails on a statutory Claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees or costs, the Arbitrator will rule upon a motion for attorneys’ fees or costs under the same standards a court would apply under the law applicable to the Claim(s) at issue.
(h)Waiver of Right to Jury Trial. Consultant and Allogene acknowledge that by entering into this Agreement, they are waiving the right to have Claims decided by trial by jury.
10.Term and Termination.
(a)The term of this Agreement shall commence on the Effective Date and expire when terminated in accordance with this Section 10. Each party agrees that the Services performed by Consultant and Belldegrun prior to the Effective Date shall relate to and be governed by this Agreement.
(b)Either party may terminate this Agreement for a material breach by the other party upon 15 days’ written notice specifying the breach unless such breach is cured within such 15-day period
(c)Either party may terminate this Agreement at any time upon 30 days’ written notice
(d)Allogene agrees to pay any accrued and unpaid amounts under Section 3 within 10 days of the expiration or termination of this Agreement
(e)Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Sections 4, 5, 6(c) 6(d) 6(h) 7(e), 8, 9, 10(d), 10(e) and 11 shall survive termination or expiration of this Agreement
(f)If Consultant and Allogene continue or re-establish consulting after expiration of this Agreement without a subsequent written consulting agreement the terms and conditions of this Agreement shall be construed by course of conduct to have been renewed or reinstated for an additional period equal to the length of such further consulting.
11.General
(a)Except as otherwise provided in this Agreement, this Agreement shall be interpreted and enforced in accordance with the laws of the State of California, regardless of any choice of law principles.
(b)Any purported assignment or delegation by Consultant of this Agreement in whole or in part without the prior written consent of Allogene shall be void. Allogene has the unconditional right to assign this Agreement If there is no resulting material change in the scope of the Services. This Agreement shall be binding upon the parties, their successors and their permitted assigns.
(c)All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, e-mail, facsimile transmission with electronic confirmation of transmission, delivery by internationally- or nationally-recognized bonded courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses, e-mail addresses or facsimile numbers of the respective parties or such other address, e-mail address or facsimile number as given by notice under this Section 11(c):

Allogene:    Allogene Therapeutics, Inc.
Attention: General Counsel
270 Littlefield Ave.
South San Francisco, CA 94080
Consultant:    BeIlco Capital, LLC
Attention: Arie Belldegrun, M.D
811 Strada Vecchia Rd
Los Angeles, CA 90077
with a copy to:    Bellco Capital, LLC
Attention: Joshua Bradley
2049 Century Park East
Suite 1940
Los Angeles, CA 90067
E-mail: josh@bellcocapital.com
(d)Under no circumstances will either party use the name of the other or any of its personnel for promotional materials, literature, press releases, advertising or any other public announcement without such party’s prior written consent, except in connection with submissions to academic and/or medical journals or if required by applicable law, or any professional association of which Consultant is a member.
(e)This Agreement sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior agreements and understandings between the parties. No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by authorized representatives of the parties. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the parties’ original intent, but otherwise this Agreement will continue in full force and effect.
(f)Consultant’s relationship with Allogene will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Allogene and is not authorized to make any representation, contract, or commitment of behalf of Allogene. Furthermore, the parties acknowledge and agree that Allogene shall have no right to control the manner, means or method by which Consultant performs the Services. Rather, Allogene shall be authorized only to: (i) direct Consultant as to the elements of the Services to be performed, the result desired to be achieved and when the Services are to be completed; and (ii) supervise and assess the performance of the Services by Consultant for the limited purposes of assuring that the Services have been performed and determining the result of Consultant’s efforts. Consultant shall have the right to perform services for other companies at the same time as it is performing Services for the Company, subject to the confidentiality and other restrictions herein. Consultant and Allogene agree that Allogene will treat Consultant as an independent contractor for tax purposes and that Consultant will be solely responsible for all tax information returns and forms and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Consultant accepts exclusive liability for complying with all applicable federal, state and local laws governing employment, including obligations such as payment of federal, state or local income, withholding or other taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement, and will defend, indemnify and hold harmless Allogene, its officers, directors, employees, contractors, agents and representatives from and against any and all such taxes or contributions, including any and all costs, liabilities, penalties and interest.
(g)Consultant hereby acknowledges and agrees that Consultant is not and shall not be entitled to any benefits by Allogene or under any of Allogene’s health, retirement, pension, stock option, stock award, stock purchase, fringe benefit, severance, profit sharing or welfare plans, as a direct result of its performance of Services under this Agreement, and hereby further agrees that should Consultant ever be deemed entitled to any such benefits, Consultant hereby irrevocably waives any present or future entitlement thereto, and agrees to hold Allogene harmless against any loss or expense that may result from Consultant’s collection of such benefits for any reason.
(h)Consultant consents to Allogene and Allogene’s selected third party suppliers holding and processing anywhere in the world, both manually and electronically, any data collected by Allogene or such suppliers regarding Consultant for all purposes solely relating to this Agreement and for the purpose of administering and managing Allogene’s or such suppliers’ business and for compliance with applicable procedures, laws and regulations.
The parties hereto have entered into this Agreement as of the Effective Date by their duly authorized representatives.

BELLCO CAPITAL, LLC By: /s/Arie Belldegrun Name: Arie Belldegrun Title: Chairman, Bellco Capital	ALLOGENE THERAPEUTICS, INC. By: /s/ David Chang Name: David Chang Title: CEO, Allogene Therapeutics

EXHIBIT A
SERVICES
Consultant will assign Belldegrun to provide to Allogene:
•Advice and analysis with respect to Allogene cell therapy business, including without limitation business strategy and potential opportunities in the field of cell therapy and any other aspect of such cell therapy business as Allogene and Belldegrun may agree from time to time; and
•Undertake such activities as may be agreed by the parties from time to time during the term of this Agreement.

FIRST AMENDMENT TO CONSULTING AGREEMENT
This First Amendment (“Amendment”) to the Consulting Agreement, dated August 9, 2018 (the “Consulting Agreement”), between Bellco Capital LLC, having an address at 2049 Century Park East, Suite 1940, Los Angeles, CA 90067 and Allogene Therapeutics, Inc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 is made as of January [ ], 2019 (“Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meaning set forth in the Consulting Agreement.
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement, and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.The first sentence of Section 3(a) of the Consulting Agreement shall be amended by deleting and replacing the monthly payment of “$26,250.00” with “$33,333.33”, which change shall be effective as of January 1, 2019.
2.In recognition of extraordinary performance by Consultant and the completion of Allogene’s 2018 corporate goals, the Performance Award for 2018 shall be $122,668.27, notwithstanding anything to the contrary in the Agreement. This Performance Award shall be paid pursuant to the terms of the Agreement.
3.Notwithstanding anything to the contrary in the Agreement, and subject to ratification by the Board of Directors, or an authorized committee thereof, of Allogene (“Ratification”), Consultant shall be entitled to certain of the benefits of Allogene’s Change in Control and Severance Benefit plan, as approved by the Board of Directors on June 25, 2018 (the “Plan”), as may be amended from time to time, as if Consultant were an Eligible Employee as defined under the Plan pursuant to Section 3(b) of the Plan. Consultant shall execute the participation agreement set forth in Exhibit A hereto, which shall become effective upon Ratification.
4.Except as specifically amended above, all terms and conditions of the Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event that there are any conflicts between the terms of this Amendment and the terms of the Consulting Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
[Signature page follows]

318905913 v1

IN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/ David Chang Name: David Chang Title: President and CEO Date: January 16, 2019	Bellco Capital, LLC By: /s/ Joshua Bradley Name: Joshua Bradley Title: Executive Officer Date: January 16, 2019

EXHIBIT A
ALLOGENE THERAPEUTICS, INC.
CHANGE IN CONTROL AND SEVERANCE BENEFIT
PLAN
PARTICIPATION AGREEMENT
Name:    Bellco Capital LLC (“Consultant”)
Section 1.    Eligibility.
You have been designated as eligible to participate in the Allogene Therapeutics, Inc. Change in Control and Severance Benefit Plan (the “Plan”) a copy of which is attached as Annex I to this Agreement pursuant to Section 3(b) of the Plan. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
Section 2.    Severance Benefits
Subject to the terms of the Plan and Section 3 of this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, you will receive the severance benefits set forth in this Section 2. For clarity, the term “termination of employment” as used in the Plan shall be deemed to refer to the termination of the Consultant Agreement, dated August 8,2018, as amended, between you and Allogene Therapeutics, Inc. (the “Consulting Agreement”). The term “employee” as used in the Plan shall be deemed to be the Consultant, and any actions of or services provided by Dr. Arie Belldegrun provided under the Consulting Agreement shall be deemed to be Consultant services. Any actions or inactions by an “employee” as that term is used under the definition of “Cause” in the Plan shall include any actions or inactions by Dr. Arie Belldegrun, whether or not provided or authorized under the Consulting Agreement. If the Consulting Agreement is terminated due to Dr. Arie Belldegrun no longer being employed by or providing services to Consultant, such termination shall not be deemed to be an “Involuntary Termination” under the Plan.
The Parties hereby agree that one of the conditions of receiving severance benefits shall be the execution of a Release by the Consultant and by Dr. Arie Belldegrun.
Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.
(a)    Regular Termination. Upon a Regular Termination, you shall be eligible to receive the following severance benefits.
(1)    Cash Severance Benefit. You will be entitled to continue to receive your then-current Consulting Agreement monthly consulting fee for twenty-four (24) months (such period of months, the “Severance Period”) commencing on the first month following the effective date of your Release.
Reserved.

(b)    Change in Control Termination. Upon a Change in Control Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).
(1)    Cash Severance Benefit. You will receive the cash severance benefit described in Section 2(a)(1) above, except that:
(i)    your Severance Period will be twenty-four (24) months and the Consulting Agreement monthly consulting fee payments will commence on the first month following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing; and
(ii)    you will additionally be entitled to the maximum amount of your annual consultation performance award set forth in Section 3(b) of the Consulting Agreement for the year in which your Change in Control Termination occurs, in an amount equal to such annual consultation performance award for such year, if any, multiplied by the quotient of the Severance Period divided by twelve (12), which shall be payable in a lump sum payment within ten (10) business days following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing.
(2)    Reserved.
(3)    Reserved.
Section 3.    Requirements During Severance Period.
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release and your compliance with the terms and conditions of the provisions of the Consulting Agreement. Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions in this Section 3.
Section 4.    Definitions.
(a)    “Equity Plan” means the Company’s 2018 Equity Incentive Plan or any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.
(b)    “Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.
Section 5.    Acknowledgements.
As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a)    The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.
(b)    This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you or any individually negotiated employment contract or agreement between you and the Company unless such employment contract or agreement provides for benefits that are in substance more favorable to you. This Agreement and the Plan do not supersede, replace or otherwise alter the Consulting Agreement.
(c)    You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.
To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below.

Allogene Therapeutics, Inc. By: /s/ David Chang Title: President and CEO

David Chang Name	January 16, 2019 Date

Bellco Capital LLC By: /s/Joshua Bradley Title: Executive Officer

Joshua Bradley Name	Date

SECOND AMENDMENT TO CONSULTING AGREEMENT
This Second Amendment to the Consulting Agreement (“Amendment”) is made as of January 1, 2020 (“Amendment Effective Date”) by and between Bellco Capital LLC, having an address at 2049 Century Park East, Suite 1940, Los Angeles, CA 90067 (“Consultant”) and Allogene Therapeutics, lnc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement effective August 9, 2018, and as amended by the First Amendment on January 1, 2019 (together, the “Consulting Agreement”), and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.    The first sentence of Section 3(a) of the Consulting Agreement shall be amended by deleting and replacing the monthly payment of “$33,333.33” with “$37,500.00”, which change shall be effective as of January 1, 2020.
2.    ln recognition of extraordinary performance by Consultant and the completion of Allogene’s 2019 corporate goals, the Performance Award for 2019 shall be $264,000.00, notwithstanding anything to the contrary in the Agreement. This Performance Award shall be paid pursuant to the terms of the Agreement.
1.    Except as specifically amended above, all terms and conditions of the Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed. ln the event that there are any conflicts between the terms of this Amendment and the terms of the Consulting Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
lN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/ David Chang Name: David Chang Title: President and CEO Date: 1/7/2020	Bellco Capital LLC By: /s/Joshua Bradley Name: Joshua Bradley Title: Chief Investment Officer Date: January 6, 2020

THIRD AMENDMENT TO CONSULTING AGREEMENT
This Third Amendment to the Consulting Agreement (“Amendment”) is made as of January 1, 2021 (“Amendment Effective Date”) by and between Bellco Capital LLC, having an address at 2049 Century Park East, Suite 1940, Los Angeles, CA 90067 (“Consultant”) and Allogene Therapeutics, lnc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement effective August 9, 2018, and as amended by the First Amendment on January 1, 2019 and the Second Amendment on January 1, 2020 (together, the “Consulting Agreement”), and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.    The first sentence of Section 3(a) of the Consulting Agreement shall be amended by deleting and replacing the monthly payment of “$37,500.00” with “$38,583.33”, which change shall be effective as of January 1, 2021.
2.    ln recognition of extraordinary performance by Consultant and the completion of Allogene’s 2020 corporate goals, the Performance Award for 2020 shall be $337,500.00, notwithstanding anything to the contrary in the Agreement. This Performance Award shall be paid pursuant to the terms of the Agreement.
1.    Except as specifically amended above, all terms and conditions of the Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed. ln the event that there are any conflicts between the terms of this Amendment and the terms of the Consulting Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
lN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/ David Chang Name: David Chang Title: President and CEO Date: 1/24/2021	Bellco Capital LLC By: /s/ Josh Bradley Name: Josh Bradley Title: Chief Investment Officer Date: January 21, 2021

FOURTH AMENDMENT TO CONSULTING AGREEMENT
This Fourth Amendment to the Consulting Agreement (“Amendment”) is made as of January 1, 2022 (“Amendment Effective Date”) by and between Bellco Capital LLC, having an address at 2049 Century Park East, Suite 1940, Los Angeles, CA 90067 (“Consultant”) and Allogene Therapeutics, lnc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement effective August 9, 2018, and as amended by the First Amendment on January 1, 2019, the Second Amendment on January 1, 2020 and the Third Amendment on January 1, 2021 (together, the “Consulting Agreement”), and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.    The first sentence of Section 3(a) of the Consulting Agreement shall be amended by deleting and replacing the monthly payment of “$38,583.33” with “$40,216.66”, which change shall be effective as of January 1, 2022.
2.    ln recognition of extraordinary performance by Consultant and the completion of Allogene’s 2021 corporate goals, the Performance Award for 2021 shall be $263,909.97, notwithstanding anything to the contrary in the Agreement. This Performance Award shall be paid pursuant to the terms of the Agreement.
3.    Except as specifically amended above, all terms and conditions of the Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed. ln the event that there are any conflicts between the terms of this Amendment and the terms of the Consulting Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
lN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/David Chang Name: David Chang Title: President and CEO Date: Jan 31, 2022	Bellco Capital LLC By: /s/Josh Bradley Name: Josh Bradley Title: Authorized Signatory Date: Jan 31, 2022

FIFTH AMENDMENT TO CONSULTING AGREEMENT
This Fifth Amendment to the Consulting Agreement (“Amendment”) is made as of April 15, 2024 (“Amendment Effective Date”) by and between Bellco Capital LLC, having an address at 10100 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90067 (“Consultant”) and Allogene Therapeutics, lnc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement effective August 9, 2018, and as amended by the First Amendment on January 1, 2019, the Second Amendment on January 1, 2020, the Third Amendment on January 1, 2021 and the Fourth Amendment on January 1, 2022 (together, the “Consulting Agreement”), and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.    In recognition of extraordinary performance by Consultant and the completion of Allogene's 2022 corporate goals, a Performance Award in the amount of $231,648.00 was granted to Consultant, notwithstanding anything to the contrary in the Agreement. The parties acknowledge and agree that the 2022 Performance Award has been received by Consultant pursuant to the terms of the Agreement.
2.    In recognition of extraordinary performance by Consultant and for completion of Allogene's 2023 corporate goals, a Performance Award in the amount of $166,497.00 was granted to Consultant, notwithstanding anything to the contrary in the Agreement. The parties acknowledge and agree that the 2023 Performance Award has been received by Consultant pursuant to the terms of the Agreement.
3.    Except as specifically amended above, all terms and conditions of the Consulting Agreement shall remain in full force and effect and are hereby ratified and confirmed. ln the event that there are any conflicts between the terms of this Amendment and the terms of the Consulting Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
lN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/David Chang Name: David Chang Title: CEO	Bellco Capital LLC By: /s/Josh Bradley Name: Josh Bradley Title: Authorized Signer

SIXTH AMENDMENT TO CONSULTING AGREEMENT
This Sixth Amendment to the Consulting Agreement (“Amendment”) is made as of February 5, 2025 (“Amendment Effective Date”) by and between Bellco Capital LLC, having an address at 10100 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90067 (“Consultant”) and Allogene Therapeutics, lnc., a Delaware corporation, having a principal place of business at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).
WHEREAS, Consultant and Allogene have entered into that certain Consulting Agreement effective August 9, 2018, and as amended by the First Amendment on January 1, 2019, the Second Amendment on January 1, 2020, the Third Amendment on January 1, 2021, the Fourth Amendment on January 1, 2022 and the Fifth Amendment on April 15, 2024 (together, the “Consulting Agreement”), and
WHEREAS, the Parties desire to amend the Consulting Agreement.
NOW, THEREFORE, Consultant and Allogene hereby agree as follows:
1.    In recognition of extraordinary performance by Consultant and the completion of Allogene's 2024 corporate goals, a Performance Award in the amount of $202,692.00 was granted to Consultant, notwithstanding anything to the contrary in the Agreement. This Performance Award shall be paid pursuant to the terms of the Agreement.
2.    Except as specifically amended above, all terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed. ln the event that there are any conflicts between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. The terms of this Amendment shall be controlling over any terms of any purchase order, sales acknowledgement, quote, invoice, or other such documents issued by either party.
lN WITNESS WHEREOF, Contractor and Allogene have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date written above.

Allogene Therapeutics, Inc. By: /s/David Chang Name: David Chang, M.D., Ph.D. Title: CEO	Bellco Capital LLC By: /s/Josh Bradley Name: Josh Bradley Title: CIO